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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Resource Bancshares Mortgage Group, Inc. of our report dated January 31, 2001, included in the 2000 Annual Report to Shareholders of Resource Bancshares Mortgage Group, Inc., and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-82105, 333-94863), and in the related prospectuses, and in the Registration Statements (Form S-8 Nos. 333-25613, 333-25611, 333-25885, 333-44289, 333-68909, 333-42782, 333-55054) of Resource
Bancshares Mortgage Group, Inc. of our report dated January 31, 2001 with respect to the consolidated financial statements of Resource Bancshares Mortgage Group, Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2000.


Atlanta, Georgia
March 28, 2001